Investor Relations Contacts:
Keith Terreri, Vice President - Finance & Treasurer
Jim Mathias, Director - Investor Relations
214-570-4641
investor_relations@metropcs.com

MetroPCS Reports Fourth Quarter and Year End 2012 Results

Fourth Quarter 2012 Highlights Include:

•	Quarterly consolidated total revenues of approximately $1.3 billion, an increase of 4% over the fourth quarter of 2011

•	Quarterly ARPU of $40.86, an increase of $0.31 over fourth quarter 2011

•	Quarterly churn of 3.6%, a decrease of 10 basis points from the third quarter of 2012 and from the fourth quarter of 2011

•	Adjusted EBITDA of $307 million and Adjusted EBITDA margin of 27.9%

•	Surpassed 2.2 million 4G LTE subscribers, an increase of 117% from the third quarter of 2012

•	Consolidated net subscriber losses of 93 thousand

Full Year 2012 Highlights Include:

•	Consolidated total revenues of approximately $5.1 billion, an increase of 5% over 2011

•	Income from operations of $824 million, an increase of 10% over 2011

•	Record Adjusted EBITDA of over $1.5 billion, an increase of 14% over 2011, and the highest Adjusted EBITDA in Company history

•	Adjusted EBITDA margin of 33.3%, an increase of 320 basis points over 2011

•	ARPU of $40.63, an increase of $0.06 over 2011

•	Annual churn of 3.4%, a decrease of 40 basis points over 2011, and the lowest annual churn in Company history

•	4G LTE subscribers represent approximately 26% of total subscribers

•	Serve approximately 8.9 million subscribers

DALLAS (February 26, 2013) - MetroPCS Communications, Inc. (NYSE: PCS), the nation's leading provider of no annual contract, unlimited, flat-rate wireless communications service, today announced financial and operational results for the quarter and year ended December 31, 2012. MetroPCS reported record Adjusted EBITDA of over $1.5 billion, an increase of 14% over 2011 and ended 2012 with approximately 8.9 million subscribers.

Roger D. Linquist, Chairman and Chief Executive Officer of MetroPCS, said, “The fourth quarter continues our transformation as a company to 4G LTE For All. We ended 2012 with over 2.2 million 4G LTE subscribers, double from where they were at the end of the third quarter of this year. 4G LTE subscribers at the end of 2012 represented 26% of our total subscriber base. 4G LTE high-speed wireless broadband enables an evolution in the wireless experience and we believe our subscribers benefit from the faster speeds and increased capacity. During the quarter, over 75% of upgrades moved to a 4G LTE service plan. Our 4G LTE network is performing well, and we believe it is meeting our customers' current demands for high-speed wireless broadband service. Importantly, we have also introduced RCS on our LTE network which offers a competitive differentiator to 3G data offerings. We plan to continue our push towards 4G LTE and transform the wireless experience for MetroPCS subscribers.

“The proposed business combination with T-Mobile is progressing well. We filed our definitive proxy on February 25, 2013 and our shareholder meeting is scheduled for March 28, 2013. Currently, we anticipate closing the transaction in early April. Post-closing, the combined company will be the leading value wireless carrier in the United States, which will deliver an enhanced customer experience through a broader selection of affordable products and services, more network capacity and broader network coverage and a clear-cut technology path to one common 4G LTE. We believe that the combined company will have the expanded scale, spectrum and financial resources to compete aggressively with the other larger U.S. wireless carriers,” Linquist concluded.

2012 Operational Highlights

•	Surpassed 2.2 million 4G LTE subscribers, representing a dramatic increase from 310 thousand 4G LTE subscribers at December 31, 2011

•	Record Adjusted EBITDA of over $1.5 billion, an increase of 14% over 2011, and the highest Adjusted EBITDA in Company history

•	Adjusted EBITDA margin of 33.3%, an increase of 320 basis points over 2011

•	Annual churn of 3.4%, a decrease of 40 basis points over 2011, and the lowest annual churn in Company history

•	Announced proposed business combination with T-Mobile USA to create the leading value wireless carrier in the U.S.

•	Successfully completed consent solicitation to amend indentures governing 7 7/8% Senior Notes due 2018 and 6 5/8% Senior Notes due 2020

•	Launched 4G LTE For All campaign which transformed the wireless experience for no-contract offerings

•	2012 Smartphone Launches include:

◦	ZTE Avid™ 4G LTE

◦	Samsung Galaxy S III 4G LTE

◦	Coolpad Quattro™ 4G LTE

◦	LG Motion™ 4G LTE

◦	LG Connect 4G LTE Android™; world's first commercially available VoLTE-capable 4G LTE smartphone

◦	Huawei Activa™ 4G LTE; Huawei's first 4G LTE handset in the United States

•	2012 Service Offering Additions:

◦
First 4G LTE mobile service provider in the world to deploy Rich Communication Services (RCS) which provides customers with enriched services, such as instant messaging, Wi-Fi, video calling, and simplified sharing

◦	Launched world's first commercially available Voice Over LTE (VoLTE) service

•	2012 Announced Partnerships:

◦	Launched Team Metro with UFC® Fighters Cain Velasquez and Frankie Edgar

◦	Partner with After-School All-Stars for programs helping at-risk youth

◦	Deron Williams, USA Basketball National Team Member, becomes official spokesperson for MetroPCS

◦	Announced USA Basketball Dream Tour which stopped in 15 cities across the nation
Mobile Content Venture (MCV) partnership to enable MetroPCS customers to watch live, local broadcast television on their mobile phones.

Key Consolidated Financial and Operating Metrics

(in millions, except percentages, per share, per subscriber and subscriber amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Service revenues	$1,100	$1,134	(3)%	$4,540	$4,428	3%
Total revenues	$1,284	$1,238	4%	$5,101	$4,847	5%
Income from operations	$122	$215	(44)%	$824	$748	10%
Net income	$32	$91	(65)%	$394	$301	31%
Diluted EPS	$0.09	$0.25	$(0.16)	$1.07	$0.82	$0.25
Adjusted EBITDA(1)	$307	$362	(15)%	$1,512	$1,332	14%
Adjusted EBITDA as a
percentage of service revenues	27.9%	31.9%	(400 bps)	33.3%	30.1%	320 bps

ARPU(1)	$40.86	$40.55	$0.31	$40.63	$40.57	$0.06
CPGA(1)	$228.04	$165.79	$62.25	$216.15	$173.11	$43.04
CPU(1)	$21.91	$20.00	$1.91	$20.38	$19.56	$0.82
Churn-Average Monthly Rate	3.6%	3.7%	(10 bps)	3.4%	3.8%	(40 bps)

Consolidated Subscribers
End of Period	8,886,723	9,346,659	(5)%	8,886,723	9,346,659	(5)%
Net Customer (Losses) Additions	(93,237)	197,410	(147)%	(459,936)	1,191,549	(139)%
Penetration of Covered POPs(2)	8.6%	9.3%	(70 bps)	8.6%	9.3%	(70 bps)

(1)	For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of non-GAAP Financial Measures” included at the end of this release.

(2)	Number of covered POPs covered by MetroPCS Communications, Inc. network increased 2.7 million from 12/31/11 to 12/31/12 to 103 million.

Quarterly Consolidated Results

•	Consolidated service revenues of approximately $1.1 billion for the fourth quarter of 2012, a decrease of $34 million, or 3%, when compared to the prior year's fourth quarter.

•
Income from operations decreased $93 million, or 44%, for the fourth quarter of 2012 when compared to the prior year's fourth quarter. The decrease in operating income was primarily driven by a decrease in service revenues as well as an increase in selling, general and administrative expenses and depreciation and amortization expense.

•
Adjusted EBITDA of $307 million decreased by $55 million for the fourth quarter of 2012, or 15%, when compared to the prior year's fourth quarter. For the fourth quarter of 2012 the Company incurred $8 million in expenses related to the proposed business combination with T-Mobile.

•
Net income for the quarter was $32 million and includes $7 million in expenses, net of tax, incurred related to the proposed business combination with T-Mobile. On a non-GAAP basis excluding the expenses related to the proposed business combination, net income would have been $39 million or $0.11 per common share.

•
Average revenue per user (ARPU) of $40.86 for the fourth quarter of 2012 represents an increase of $0.31 when compared to the fourth quarter of 2011. The increase in ARPU was primarily attributable to continued demand for our 4G LTE service plans partially offset by promotional service plans.

•
The Company's cost per gross addition (CPGA) of $228 for the fourth quarter of 2012 represents an increase of $62 when compared to the prior year's fourth quarter. The increase is primarily driven by a 29% decrease in gross additions as well as increased promotional activities when compared to the three months ended December 31, 2011.

•
Cost per user (CPU) increased to $21.91 in the fourth quarter of 2012, or a 10% increase over the fourth quarter of 2011. The increase in CPU is primarily driven by the increase in retention expense for existing customers, an increase in costs associated with our 4G LTE network upgrade, an increase in commissions paid to independent retailers for customer reactivations and an increase in legal and professional fees. These items were partially offset a decrease in long distance cost and taxes and regulatory fees. During the quarter we experienced $5.62 in CPU directly related to handset upgrades compared to $4.36 in the prior year's fourth quarter.

•
Churn decreased 10 basis points from 3.7% to 3.6%, when compared to the third quarter of 2012, and decreased 10 basis points when compared to the fourth quarter of 2011. The decrease in churn was primarily driven by normal seasonal effects related to traditional retail selling periods, continued investments in our network and lower year-to-date subscriber growth.

Annual Consolidated Results

•	Consolidated service revenues of approximately $4.5 billion, an increase of 3% over the prior year.

•	Income from operations increased $76 million, or 10%, for the year ended December 31, 2012 as compared to the prior year.

•
Consolidated Adjusted EBITDA of over $1.5 billion increased $180 million, or 14%, when compared to the prior year. For the year ended December 31, 2012 the Company incurred $18 million in expenses related to the proposed business combination with T-Mobile.

•
Net income for the year was $394 million and increased $93 million, or 31%, when compared to the prior year. Net income for 2012 includes a $53 million gain on settlement related to certain securities that was recognized during the year as well as $13 million in expenses, net of tax, incurred related to the proposed business combination with T-Mobile. On a non-GAAP basis excluding the gain on settlement as well as the expenses related to the proposed business combination agreement, net income would have been $354 million, or $0.97 per common share, an increase of 18% or $0.15 per common share.

Financial Guidance for 2013
MetroPCS currently expects to incur capital expenditures in the range of $800 million to $900 million on a standalone consolidated basis for the year ending December 31, 2013.

MetroPCS Conference Call Information:

Date:             Tuesday, February 26, 2013
Time:             9 a.m. (ET)
Call-in Numbers:         800-432-9830
International:             719-234-7318
Participant Passcode:        9029494

Please plan on accessing the conference call ten minutes prior to the scheduled start time.

The conference call will be broadcast live via the Company's Investor Relations website at http://investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. (ET) on February 26, 2013.

A replay of the conference call will be available for one week starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 9029494.

To automatically receive MetroPCS financial news by e-mail, please visit the Investor Relations portion of the MetroPCS website, http://www.metropcs.com, and subscribe to E-mail Alerts.

All registered marks, including but not limited to, Wireless for All, are registered service marks of MetroPCS Wireless, Inc. All rights reserved. All other company and product names mentioned may be trademarks or registered marks of the respective companies with which they are associated.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of no annual contract, unlimited wireless communications service for a flat-rate. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served. With Metro USA(SM), MetroPCS customers can use their service in areas throughout the United States covering a population of over 280 million people. As of December 31, 2012, MetroPCS had approximately 8.9 million subscribers. For more information please visit www.metropcs.com.

Forward-Looking Statements
This release includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and rule 3(b)-6 under the Securities Exchange Act of 1934, as amended. Any statements made in this release that are not statements of historical fact, including statements about our plans, beliefs, opinions, projections, and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning our plans, our ability to predict and meet the demands of our subscribers, the competitive differentiations for our customers, the advantages of a merger with T-Mobile, the anticipated closing date for the business combination with T-Mobile, our plans to challenge the wireless market, the reasons for our operational and financial results, our network capabilities, our guidance on capital expenditures for 2013, and statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “becomes,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.

These forward-looking statements are based on reasonable assumptions at the time they are made, including our current expectations, plans, beliefs, opinions and assumptions in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such times. Forward-looking statements are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include, but are not limited to:

•	the highly competitive nature of the wireless broadband mobile industry and changes in the competitive landscape;

•
ours and our competitors' current and planned promotions and advertising, marketing, sales and other initiatives, including pricing decisions, entry into consolidation and alliance activities, and our ability to respond to and support them;

•	the effects of the T-Mobile Transaction on dealers, retailers, vendors, suppliers, customers, content and application providers, our equity and debt holders and our employees;

•	the diversion of management's time and attention while the T-Mobile Transaction is pending;

•	our ability to operate our business in light of the T-Mobile transaction and the covenants contained in the Business Combination Agreement;

•
the inability to have developed or to obtain handsets, equipment or software that our customers want, demand and expect or to have handsets, equipment or software serviced, updated, revised or maintained in a timely and cost-effective manner for the prices and the features our customers want, expect or demand;

•
our ability to construct, operate and manage our network to deliver the services, content, applications, service quality and speed our customers expect and demand and to provide, maintain and increase the capacity of our network and business systems to satisfy the demands of our customers and the demands placed by devices on our network;

•
our plans and expectations relating to, without limitation, (i) our growth opportunities and competitive position; (ii) our products and services; (iii) our customer experience; (iv) our results of operations, including expected synergies from the T-Mobile Transaction, earnings and cash flows; (v) the impact of the T-Mobile Transaction on our credit rating; and (vi) integration matters;

•	the federal income tax consequences of the T-Mobile Transaction and the enactment of additional state, federal, and/or foreign regulatory and tax laws and regulations;

•	expectations, intentions and outcomes relating to outstanding litigation, including securities, class action, derivative, patent and product safety claims, by or against third parties;

•
the possibility that the T-Mobile Transaction is delayed or does not close, including due to the failure to receive the required stockholder approval or required approvals from governmental authorities necessary to satisfy the closing conditions, along with satisfaction or waiver of other closing conditions, pursuant to the Business Combination Agreement;

•	alternative acquisition proposals that could delay completion of the T-Mobile Transaction;

•	our ability to successfully integrate our business with T-Mobile and realize the expected spectrum, cost and capital expenditure savings and synergies and other benefits from the T-Mobile Transaction;

•	changes in economic, business, competitive, technological and/or regulatory factors, including the passage of legislation or action by governmental or regulatory entities;

•	any changes in the regulatory environment in which we operate, including any change or increase in restrictions on our ability to operate our network;

•
terminations of, or limitations imposed on, MetroPCS' or T-Mobile's business by, contracts entered into by either MetroPCS or T-Mobile, or the effect of provisions with respect to change in control, exclusivity, commitments or minimum purchase amounts contained in such contracts;

•	the impact of economic conditions on our business plan, strategy and stock price;

•	delays in, or changes in policies related to, income tax refunds or other governmental payments;

•	the impact on our network and business from major equipment failures and security breaches related to the network or customer information;

•	the ability to obtain financing on terms favorable to us, or at all;

•	the impact of public and private regulations;

•
possible disruptions, cyber attacks, or intrusions of our network, billing, operational support and customer care systems that may limit or disrupt our ability to provide service, or which may cause disclosure or improper use of customers' information and associated harm to our customers, systems, reputation and goodwill;

•	our continued ability to offer a diverse portfolio of wireless devices;

•	our ability to obtain and continue to obtain roaming on terms that are reasonable;

•	severe weather conditions, natural disasters, energy shortages, wars or terrorist attacks, and any resulting financial impact not covered by insurance;

•	disruptions of our key suppliers' provisioning of products, services, content or applications;

•	fluctuations in interest and exchange rates;

•	significant increases in benefit plan costs or lower investment returns on plan assets;

•	material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact;

•	the diversion of management's time and attention to litigation, including litigation relating to the T-Mobile Transaction;

•
write-offs in connection with the transaction, or changes in MetroPCS' and/or T-Mobile's accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings;

•	the significant capital commitments of MetroPCS and T-Mobile;

•	our ability to remain focused and keep all employees focused on the business during the pendency of the T-Mobile Transaction;

•
the current economic environment in the United States; disruptions to the credit and financial markets in the United States; and the impact of the economy on consumer demand and fluctuations in consumer demand generally for the products and services provided;

•	our ability to manage our growth, achieve planned growth, manage churn rates, maintain our cost structure and achieve additional economies of scale;

•	our ability to negotiate and maintain acceptable agreements with our suppliers and vendors, including obtaining roaming on reasonable terms;

•	the seasonality of our business and any failure to have strong customer growth in the first and fourth quarters;

•
the rates, nature, collectability and applicability of taxes and regulatory fees on the services we provide and increases or changes in taxes and regulatory fees or the services to, or the manner in, which such taxes and fees are applied, calculated, or collected;

•	the rapid technological changes in our industry, and our ability to adapt, respond and deploy new technologies, and successfully offer new services using such new technology;

•
our ability to fulfill the demands and expectations of our customers, provide the customer care our customers want, expect, or demand, secure the products, services, applications, content and network infrastructure equipment we need, or which our customers or potential customers want, expect or demand;

•	the availability of additional spectrum, our ability to secure additional spectrum, or secure it at acceptable prices, when we need it;

•	our ability to adequately defend against suits filed by others and to enforce or protect our intellectual property rights;

•
our capital structure, including our indebtedness amount, the limitations imposed by the covenants in the documents governing our indebtedness and the maintenance of our financial and disclosure controls and procedures;

•	our ability to attract and retain key members of management and train personnel;

•
our reliance on third parties to provide distribution, products, software content and services that are integral to or used or sold by our business and the ability of our suppliers to perform, develop and timely provide us with technological developments, products and services we need to remain competitive;

•	governmental regulation affecting our services and changes in government regulation, and the costs of compliance and our failure to comply with such regulations; and

•
other factors described or referenced in our annual report on Form 10-K for the year ended December 31, 2012 to be filed on or before March 1, 2013 , as well as subsequent quarterly reports on Form 10-Q, or current reports on Form 8-K, all of which are on file with the SEC and may be obtained free of charge through the SEC's website http://www.sec.gov, from the Company's website at www.metropcs.com under the investor relations tab, or from the Company by contacting the Investor Relations department.

The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and are subject to the factors above, among other things, and involve risks, uncertainties, events, circumstances and assumptions, many of which are beyond our ability to foresee, control or predict. You should not place undue reliance on these forward-looking statements. All future written and oral forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. MetroPCS Communications, Inc. does not intend to, is not obligated to, and does not undertake a duty to, update any forward-looking statement to reflect the occurrence of events or circumstances after the date of this release, except as required by law. The results for the fourth quarter and twelve months ended 2012 may not be reflective of results for any subsequent period. MetroPCS does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share information)

	December 31, 2012	December 31, 2011
CURRENT ASSETS:
Cash and cash equivalents	$2,368,302	$1,943,282
Short-term investments	244,990	299,972
Inventories	259,157	239,648
Accounts receivable (net of allowance for uncollectible accounts of $476 and $601 at December 31, 2012 and 2011, respectively)	98,653	78,023
Prepaid expenses	65,069	55,712
Deferred charges	78,181	74,970
Deferred tax assets	3,493	7,214
Other current assets	69,458	44,772
Total current assets	3,187,303	2,743,593
Property and equipment, net	4,292,061	4,017,999
Restricted cash and investments	4,929	2,576
Long-term investments	1,679	6,319
FCC licenses	2,562,407	2,539,041
Other assets	141,036	173,403
Total assets	$10,189,415	$9,482,931
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$501,929	$512,346
Current maturities of long-term debt	36,640	33,460
Deferred revenue	237,635	245,705
Other current liabilities	71,599	25,212
Total current liabilities	847,803	816,723
Long-term debt, net	4,724,112	4,711,021
Deferred tax liabilities	1,031,374	817,106
Deferred rents	136,456	120,028
Other long-term liabilities	90,763	90,453
Total liabilities	6,830,508	6,555,331
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized; no shares of preferred stock issued and outstanding at December 31, 2012 and 2011	—	—
Common stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 364,492,637 and 362,460,395 shares issued and outstanding at December 31, 2012 and 2011, respectively	37	36
Additional paid-in capital	1,826,044	1,784,273
Retained earnings	1,553,590	1,159,418
Accumulated other comprehensive loss	(9,602)	(9,295)
Less treasury stock, at cost, 1,057,237 and 602,881 treasury shares at December 31, 2012 and 2011, respectively	(11,162)	(6,832)
Total stockholders’ equity	3,358,907	2,927,600
Total liabilities and stockholders’ equity	$10,189,415	$9,482,931

MetroPCS Communications, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(in thousands, except share and per share information)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
REVENUES:
Service revenues	$1,100,099	$1,133,645	$4,539,777	$4,428,208
Equipment revenues	184,249	104,519	561,501	419,174
Total revenues	1,284,348	1,238,164	5,101,278	4,847,382
OPERATING EXPENSES:
Cost of service (excluding depreciation and amortization expense of $150,878, $115,978, $559,730 and $463,624 shown separately below)	359,850	384,356	1,490,227	1,473,836
Cost of equipment	437,098	344,326	1,439,824	1,439,595
Selling, general and administrative expenses (excluding depreciation and amortization expense of $21,288, $20,328, $81,695 and $75,211 shown separately below)	189,292	157,173	696,789	643,959
Depreciation and amortization	172,166	136,306	641,425	538,835
Loss on disposal of assets	4,426	888	9,044	3,619
Total operating expenses	1,162,832	1,023,049	4,277,309	4,099,844
Income from operations	121,516	215,115	823,969	747,538
OTHER EXPENSE (INCOME):
Interest expense	69,270	68,021	275,494	261,073
Interest income	(395)	(471)	(1,603)	(2,028)
Other (income) expense, net	(4,462)	(164)	(4,880)	(699)
Loss on extinguishment of debt	—	—	—	9,536
Gain on settlement	—	—	(52,500)	—
Total other expense	64,413	67,386	216,511	267,882
Income before provision for income taxes	57,103	147,729	607,458	479,656
Provision for income taxes	(25,437)	(56,458)	(213,286)	(178,346)
Net income	$31,666	$91,271	$394,172	$301,310
Other comprehensive income (loss):
Unrealized gains on available-for-sale securities, net of tax of $48, $7, $148 and $134, respectively	68	7	3,661	212
Unrealized losses on cash flow hedging derivatives, net of tax benefit of $299, $261, $3,907 and $13,975, respectively	(240)	(85)	(6,153)	(22,145)
Reclassification adjustment for gains on available-for-sale securities included in net income, net of tax of $50, $22, $108 and $191, respectively	(6,933)	(30)	(7,029)	(303)
Reclassification adjustment for losses on cash flow hedging derivatives included in net income, net of tax benefit of $1,527, $2,473, $5,850 and $9,059, respectively	2,128	3,760	9,214	14,356
Total other comprehensive (loss) income	(4,977)	3,652	(307)	(7,880)
Comprehensive income	$26,689	$94,923	$393,865	$293,430
Net income per common share:
Basic	$0.09	$0.25	$1.08	$0.83
Diluted	$0.09	$0.25	$1.07	$0.82
Weighted average shares:
Basic	364,219,319	362,330,324	363,449,061	360,410,168
Diluted	365,980,541	363,536,388	364,880,303	363,837,940

MetroPCS Communications, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	For the Year Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$394,172	$301,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	641,425	538,835
Provision for uncollectible accounts receivable	3,256	518
Deferred rent expense	16,476	18,828
Cost of abandoned cell sites	2,331	1,099
Stock-based compensation expense	37,974	41,791
Non-cash interest expense	7,509	6,595
Loss on disposal of assets	9,044	3,619
Loss on extinguishment of debt	—	9,536
Gain on settlement	(52,500)	—
Gain on maturity or sale of investments	(7,137)	(493)
Accretion of asset retirement obligations	6,626	5,224
Deferred income taxes	216,808	174,617
Changes in assets and liabilities:
Inventories	(19,508)	(78,599)
Accounts receivable, net	(20,642)	(20,485)
Prepaid expenses	(9,292)	(5,244)
Deferred charges	(3,212)	8,515
Other assets	5,433	24,380
Accounts payable and accrued expenses	(51,718)	1,919
Deferred revenue	(8,070)	21,234
Other liabilities	12,476	8,609
Net cash provided by operating activities	1,181,451	1,061,808
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(845,850)	(889,769)
Change in prepaid purchases of property and equipment	28,641	(61,815)
Proceeds from sale of and grants received for property and equipment	3,325	1,118
Purchase of investments	(692,147)	(599,765)
Proceeds from maturity of investments	755,569	675,000
Proceeds from gain on settlement	52,500	—
Change in restricted cash and investments	(2,354)	300
Acquisitions of FCC licenses and microwave clearing costs	(23,114)	(4,445)
Cash used in asset acquisitions	—	(7,495)
Net cash used in investing activities	(723,430)	(886,871)
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	9,680	3,445
Proceeds from debt issuance, net of discount	—	1,497,500
Debt issuance and modification costs	(10,000)	(15,351)
Repayment of debt	(25,390)	(24,292)
Retirement of long-term debt	—	(535,792)
Payments on capital lease obligations	(9,069)	(7,855)
Purchase of treasury stock	(4,330)	(4,918)
Proceeds from exercise of stock options	6,108	59,077
Net cash (used in) provided by financing activities	(33,001)	971,814
INCREASE CASH AND CASH EQUIVALENTS	425,020	1,146,751
CASH AND CASH EQUIVALENTS, beginning of period	1,943,282	796,531
CASH AND CASH EQUIVALENTS, end of period	$2,368,302	$1,943,282

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Average revenue per user, or ARPU, cost per gross addition, or CPGA, cost per user, or CPU, and Adjusted EBITDA are non-GAAP financial measures utilized by the Company's management to judge the Company's ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company's operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile the Company's non-GAAP financial measures with the Company's financial statements presented in accordance with GAAP.

ARPU - The Company utilizes ARPU to evaluate its per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of pass through charges that the Company collects from its customers and remits to the appropriate government agencies.

Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. The Company believes investors use ARPU primarily as a tool to track changes in its average revenue per customer and to compare its per customer service revenues to those of other wireless broadband mobile providers, although other providers may calculate this measure differently. The following table reconciles total revenues used in the calculation of ARPU to service revenues, which the Company considers to be the most directly comparable GAAP financial measure to ARPU.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands, except average number of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$1,100,099	$1,133,645	$4,539,777	$4,428,208
Less: Pass through charges	(11,453)	(19,264)	(56,109)	(81,060)
Net service revenues	$1,088,646	$1,114,381	$4,483,668	$4,347,148
Divided by: Average number of customers	8,880,803	9,160,172	9,195,522	8,929,898
ARPU	$40.86	$40.55	$40.63	$40.57

CPGA - The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover its customer acquisition costs. This measure also allows management to compare the Company's average acquisition costs per new customer to those of other wireless broadband mobile providers, although other providers may calculate this measure differently. Equipment revenues related to new customers are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the Company's acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The Company believes investors use CPGA primarily as a tool to track changes in its average cost of acquiring new customers and to compare its per customer acquisition costs to those of other wireless broadband mobile providers, although other providers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands, except gross customer additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$94,338	$82,933	$347,819	$342,019
Less: Equipment revenues	(184,249)	(104,519)	(561,501)	(419,174)
Add: Equipment revenue not associated with new customers	126,765	68,655	402,326	261,271
Add: Cost of equipment	437,098	344,326	1,439,824	1,439,595
Less: Equipment costs not associated with new customers	(276,429)	(188,514)	(906,344)	(704,257)
Gross addition expenses	$197,523	$202,881	$722,124	$919,454
Divided by: Gross customer additions	866,170	1,223,694	3,340,891	5,311,276
CPGA	$228.04	$165.79	$216.15	$173.11

CPU - The Company utilizes CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company's business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare its non-selling cash costs per customer with those of other wireless broadband mobile providers. The Company believes investors use CPU primarily as a tool to track changes in the Company's non-selling cash costs over time and to compare the Company's non-selling cash costs to those of other wireless broadband mobile providers, although other providers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which the Company considers to be the most directly comparable GAAP financial measure to CPU.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands, except average number of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$359,850	$384,356	$1,490,227	$1,473,836
Add: General and administrative expense	94,954	74,240	348,970	301,940
Add: Net loss on equipment transactions unrelated to initial customer acquisition	149,664	119,859	504,018	442,986
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(9,218)	(9,649)	(37,974)	(41,791)
Less: Pass through charges	(11,453)	(19,264)	(56,109)	(81,060)
Total costs used in the calculation of CPU	$583,797	$549,542	$2,249,132	$2,095,911
Divided by: Average number of customers	8,880,803	9,160,172	9,195,522	8,929,898
CPU	$21.91	$20.00	$20.38	$19.56

Adjusted EBITDA - The Company utilizes Adjusted EBITDA to monitor the financial performance of its operations. This measurement, together with GAAP measures such as revenue and income from operations, assists management in its decision-making process related to the operations of the Company's business. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. In addition, other providers may calculate this measure differently.

The Company believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance and that this metric facilitates the comparisons with other wireless communications companies. The Company uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate its operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure, from period-to-period, the Company's ability to provide cash flows to meet future debt services, capital expenditures and working capital requirements and fund future growth.

The following tables illustrate the calculation of Adjusted EBITDA and reconcile Adjusted EBITDA to net income and cash flows from operating activities, which the Company considers to be the most directly comparable GAAP financial measures to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)
Calculation of Adjusted EBITDA:
Net income	$31,666	$91,271	$394,172	$301,310
Adjustments:
Depreciation and amortization	172,166	136,306	641,425	538,835
Loss on disposal of assets	4,426	888	9,044	3,619
Stock-based compensation expense	9,218	9,649	37,974	41,791
Interest expense	69,270	68,021	275,494	261,073
Interest income	(395)	(471)	(1,603)	(2,028)
Other (income) expense, net	(4,462)	(164)	(4,880)	(699)
Gain on settlement	—	—	(52,500)	—
Loss on extinguishment of debt	—	—	—	9,536
Provision for income taxes	25,437	56,458	213,286	178,346
Adjusted EBITDA	$307,326	$361,958	$1,512,412	$1,331,783

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$332,983	$308,149	$1,181,451	$1,061,808
Adjustments:
Interest expense	69,270	68,021	275,494	261,073
Non-cash interest expense	(1,946)	(454)	(7,509)	(6,595)
Interest income	(395)	(471)	(1,603)	(2,028)
Other (income) expense, net	(4,462)	(164)	(4,880)	(699)
Provision for uncollectible accounts receivable	(100)	(137)	(3,256)	(518)
Deferred rent expense	(3,044)	(5,278)	(16,476)	(18,828)
Cost of abandoned cell sites	(974)	(450)	(2,331)	(1,099)
Gain on maturity or sale of investments	6,983	52	7,137	493
Accretion of asset retirement obligations	(1,726)	(1,026)	(6,626)	(5,224)
Provision for income taxes	25,437	56,458	213,286	178,346
Deferred income taxes	(25,566)	(55,327)	(216,808)	(174,617)
Changes in working capital	(89,134)	(7,415)	94,533	39,671
Adjusted EBITDA	$307,326	$361,958	$1,512,412	$1,331,783